Tender Offer for Origio June 4, 2012 A Quality of Life Company TM Exhibit 99.3

This presentation contains forward-looking statements as defined by the Private
Securities Litigation Reform Act of 1995, including all revenue and earnings per share guidance, statements regarding anticipated closing of a transaction and the terms of a transaction, and other statements regarding anticipated results of operations, market conditions and integration of any acquisitions. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results and future actions of the Company could differ materially from the projections made in this presentation. Additional information concerning factors that could cause material differences can be found in
Cooper’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Cooper’s Investor Relations department.
2
Forward Looking Statements

Company Description
Founded in 1987, Denmark-based Origio develops, manufactures and distributes highly specialized products that target in vitro fertilization (IVF) treatment with a goal to make fertility treatment safer, more efficient and convenient
#1 market share position in the global IVF market

Well-developed sales and distribution organization; strong management team with industry expertise
2011 revenue of DKK 370 million (approximately US$65 million)
Product / Geographic Portfolio
Extensive product portfolio: IVF media, ICSI needles, retrieval needles, catheters and equipment
Strong international market presence with sales offices in 13 countries and specialized manufacturing sites in three countries (headquartered in Copenhagen, Denmark)
Other
Publicly traded company listed on the Oslo Stock Exchange (OSE: ORO)
Approximately 320 employees
Company website at www.origio.com

Tender Offer for Origio
Origio Overview
Note:  1. Market share based on annual sales. Global IVF market excludes pharmaceuticals.
Source: Management estimates

Attractive Market Opportunity
Global IVF Market Size (2011E):
Approx. $223M, up 12% YoY driven by
geographic expansion
Geographically Diversified Global
Market:
Top Markets Include:  U.S./Canada,
Japan, China, India, France
Call Points:
Approx. 2,700 IVF Centers Globally
with approximately 450 in the U.S.
Global IVF Market
By Competitor
Note: 1. Market share based on annual sales. Global IVF market excludes pharmaceuticals.
Source: Management estimates
Origio
32%
Vitrolife
23%
Cook
16%
Irvine
11%
CSI (Sage)
7%
Other
11%
1
1

Strengthens CooperSurgical’s women’s healthcare franchise by providing significant scale to existing Fertility business
Global market with strong growth characteristics
Recession resistant product portfolio
Limited reimbursement risk (US is primarily private pay)
Expanded international presence
Effective utilization of available off-shore cash and credit facilities

Tender Offer for Origio
Strategic Rationale
Financial Rationale

Purchase Price
NOK 28 per share all cash offer
–
US$189M total purchase price (approx. $151 million equity and $38 million net debt)
Financing
Available off-shore cash and credit facilities
EPS Impact
Excluding one-time charges, neutral to fiscal 2012 EPS
Excluding one-time charges, slightly accretive to fiscal 2013 EPS
Process
Expected voluntary tender offer period June 4 – June 22
Anticipated close during fiscal third quarter 2012
Other
Origio’s board of directors unanimously recommend the offer which it believes to be attractive in terms of value and in the interest of shareholders, the employees and other stakeholders.
Cooper has conditioned its offer on the tender of 90% of Origio’s shares. Danish corporate law requires at least 90%
share ownership to squeeze out minority shareholders who do not sell their shares in the tender offer.

Tender Offer for Origio
Key Offer Terms